Exhibit 99.1

[NetValue Logo]	[NetRatings Logo]

Simplified Take Over Bid for NetValue shares

FROM TUESDAY, OCTOBER 8TH UNTIL MONDAY, OCTOBER 28TH

AT A PRICE OF 2 € CASH PER SHARE

Paris, October 7, 2002.

Today, NetRatings launched a simplified take over bid relative to all the NetValue shares which it does not yet own, i.e. 3,526,507 existing shares as well as 474,920 shares which are issuable upon the exercise of BSPCEs before the closing of this offer. This offer is valid from Tuesday, October 8 until Monday, October 28, 2002 at a price of € 2 in cash per share. In the context of this take over bid, NetRatings will cover the sellers’ brokerage fees, including VAT, limited to 0.30% of the transfer order.

This offer follows NetRatings’ acquisition on August 5, 2002 of the majority control of NetValue whereby NetRatings acquired an approximate 52 percent ownership position in NetValue through the direct purchase of 4,603,069 shares of common stock at € 2 per share. The payment for this initial transaction was made approximately 80 percent in cash, while the rest was paid in NetRatings’ common stock (Nasdaq: NTRT).

NetRatings, which before this acquisition did not own any NetValue shares, has since purchased shares on the market and currently owns a total of 5,152,523 shares representing approximately 58% of the capital and of the voting rights of the company.

Through this acquisition, NetRatings intends to integrate the best elements of NetValue’s methodology and technology into the cutting edge services provided by Nielsen/NetRatings, so as to create the first overall global standard in Internet audience measurement. This new standard will be made available to NetValue’s and NetRatings’ customers, including those resulting from NetRatings’ May 2002 acquisition of the international business of Jupiter Media Metrix and AC Nielsen e.Ratings.com.

In the event NetRatings, Inc. owns, as of the close of this offer, at least 95% of the voting rights of NetValue, it will file a buy out offer to be immediately followed by a compulsory buy out procedure at a unit price of € 2 per share. In this perspective, Crédit Lyonnais has made a valuation of NetValue. The Didier Kling & Associates consultancy, represented by Ms. Dominique Mahias, a CMF approved independent expert, confirmed that the unit price of € 2 offered to the NetValue shareholders is fair.

Premium relative to the most recent average and highest NetValue stock quotations

Period	Weighted average prices (€)	Premium relative to a price of 2 €	High (€)	Premium relative to a price of 2 €	Avg. daily trading (shares)
05/08/2002	0.64	+213%	0.81	+147%	1,800
	last quoted price
1 month	0.75	+167%	0.85	+135%	3,976
3 month	0.86	+133%	1.17	+71%	5,680
6 month	1.07	+87%	1.35	+48%	7,287
12 month	1.29	+55%	1.72	+16%	15,798

The prospectus, describing the modalities of the offer and the valuation report, was approved by the COB on October 3, 2002 (visa # 02-1070) with the following warning: “The Commission des Opérations de Bourse would like to bring the public’s attention to the observation made by NetValue’s auditors in their report included in the prospectus regarding NetValue’s financial and accounting forecasts. In particular, it should be noted that NetValue’s auditors were not able to evaluate the 2003 forecasts given NetRatings’ new majority control ownership position in NetValue and the auditors’ lack of visibility on how this could affect NetValue’s business.” This document is available in French on both the NetValue (www.netvalue.com) and COB (www.cob.fr) web sites. Hard copies may be requested from NetValue (by contacting E. Michaels) or Crédit Lyonnaise (+33-1.42.95.31.28), the bank representing NetRatings in this operation.

NetValue’s Board of Directors met on September 9, 2002 to examine the terms and conditions of NetRatings’ offer. In light of the valuer’s and independent expert’s reports, the Board recommended that shareholders tender their shares to the bid.

This offer was approved by the French stock market authority (CMF) on September 18, 2002 who confirmed that the price offered is fair.

www.netvalue.com
www.netratings.com

NetValue Euroclear Code: 7485—Reuters Code: NTVA.LN—Bloomberg Code: NETV.FP

For more information:

NetValue Press	Eric Mistou	33 (0) 41 92 19 00	Eric.mistou@netvalue.com

Net Value Investors	Emily Michaels	33 (0)1 41 92 19 79	Shareholders@netvalue.com
NetRatings Investors	Susan Hickey	01-(212) 503 6469	shickey@netratings.com

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements pursuant to the safe harbor provisions of the Private Litigation Reform Act of 1995. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. The potential risks and uncertainties include, among others:

•
Risks associated with our ability to acquire all of the outstanding shares of NetValue and the impact that failure to do so could have on the realization of the anticipated benefits of this transaction.

•	Risks associated with the successful integration of NetValue’s business;

•	Risks related to the growth of online advertising;

•	The increasingly competitive market for online advertising research services and Internet audience measurement and analytical services;

•	Uncertainties about future costs of building and maintaining our audience measurement panels; and

•	Our continued dependence on ACNielsen for certain support services related to our international operations.

•
Additional information about potential factors that may affect NetRatings’ business and financial results is included in its annual report on Form 10-K for the year ended December 31, 2001 as filed with the SEC on April 1, 2002 and in its quarterly report on Form 10-Q for the quarter ended June 30, 2002 as filed with the SEC on August 14, 2002 including, without limitation, under the captions “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors That May Affect Our Performance.” Each of these documents is available free of charge from the SEC or by contacting NetRatings. NetRatings does not undertake to update any foward-looking statement that may be made from time to time by it or on behalf of NetRatings.